UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Deferrari, Ronald H.
   c/o Plasma-Therm, Inc.
   10050 16th Street North
   St. Petersburg, FL  33716
   USA
2. Issuer Name and Ticker or Trading Symbol
   Plasma-Therm, Inc.
   PTIS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
    March 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board, Chief Executive Officer, Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |03/01/|G   |V|1,100,000 (*)     |D  | -         |938,300            |D     |(1)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/01/|G   |V|390,000           |A  |-          |390,000            |I     |(2)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/01/|G   |V|390,000           |A  |-          |390,000            |I     |(3)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/01/|G   |V|320,000           |A  |-          |320,000            |I     |(4)                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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(*)  These shares were tran|      |    | |                  |   |           |                   |      |                           |
sferred to three family lim|      |    | |                  |   |           |                   |      |                           |
ited partnerships          |      |    | |                  |   |           |                   |      |                           |
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identified in the footnotes|      |    | |                  |   |           |                   |      |                           |
 on Page 2 of this Form.  R|      |    | |                  |   |           |                   |      |                           |
onald H. Deferrari is      |      |    | |                  |   |           |                   |      |                           |
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the sole officer, director |      |    | |                  |   |           |                   |      |                           |
and shareholder of each of |      |    | |                  |   |           |                   |      |                           |
the corporate              |      |    | |                  |   |           |                   |      |                           |
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general partners of the lim|      |    | |                  |   |           |                   |      |                           |
ited partnerships, and has |      |    | |                  |   |           |                   |      |                           |
sole voting and            |      |    | |                  |   |           |                   |      |                           |
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and dispositive power over |      |    | |                  |   |           |                   |      |                           |
the shares owned by the lim|      |    | |                  |   |           |                   |      |                           |
ited partnerships.         |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Includes 500,000 shares owned by the Ronald H. Deferrari Revocable Trust U/T/A 8/9/97 for which Ronald
H. Deferrari is the sole
Trustee.
(2) Held by the R & C Deferrari Family Limited Partnership (the "R&C FLP"), the general partner of which is R & C
Deferrari Management, Inc. (the "General Partner"), and the sole limited partner of which is Ronald H. Deferrari.
Ronald H. Deferrari is the is the sole officer, director and shareholder of the General Partner, and has sole voting and dispositive power of the shares owned by the R&C
FLP.
(3) Held by the R & S Deferrari Family Limited Partnership (the "R&S FLP"), the general partner of which is R & S
Deferrari Management, Inc. (the "General Partner"), and the sole limited partner of which is Ronald H. Deferrari.
Ronald H. Deferrari is the is the sole officer, director and shareholder of the General Partner, and has sole voting and dispositive power of the shares owned by the R&S
FLP.
(4) Held by the R & D Deferrari Family Limited Partnership (the "R&D FLP"), the general partner of which is R & D
Deferrari Management, Inc. (the "General Partner"), and the sole limited partner of which is Ronald H. Deferrari.
Ronald H. Deferrari is the is the sole officer, director and shareholder of the General Partner, and has sole voting and dispositive power of the shares owned by the R&D
FLP.
SIGNATURE OF REPORTING PERSON
Ronald H. DeFerrari
DATE
04/09/98